Exhibit 3.1(c)

ARTICLE OF AMENDMENT TO
ARTICLES OF INCORPORATION OF
FIBERGLASS.COM, INC.

The undersigned, being the sole shareholder of Fiberglass.com, Inc., hereby adopts the following Articles of Amendment to the Articles of Incorporation of Fiberglass.com, Inc.

ARTICLE ONE OF THE ARTICLES OF AMENDMENT

The name of the corporation is hereby changed to “Oldwebsites.com, Inc.”

ARTICLE TWO OF THE ARTICLES OF AMENDMENT

All other provisions of the Articles of Incorporation, as may have been amended, shall remain in full force and effect.

Dated this 12th day of February, 2007.

RECYCLENET CORPORATION

By /s/ Paul Roszel